EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Financial Guaranty Insurance Company:

We consent to the use of our report dated February 15, 2002 on the financial statements of Financial Guaranty Insurance Company as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 included in the Form 8-K of CWABS, Inc. (the "Registrant") which is incorporated by reference in the registration statement (No. 333-73712) and to the reference to our firm under the heading "Experts" in the Supplement to the Supplement to the Prospectus Supplement dated October 24, 2002 and the Supplement to the Prospectus Supplement dated August 27, 2002 and to the Prospectus Supplement dated February 28, 2002 of the Registrant.



                                       /s/ KPMG LLP
                                       ------------

New York, New York
October 25, 2002